EXHIBIT 99.1


                    WORLDCOM JANUARY 2003 MONTHLY OPERATING
                        RESULTS SHOW COMPANY PROFITABLE

CLINTON, Miss., March 26, 2003 - WorldCom today filed its January 2003 Monthly Operating Report with the U.S. Bankruptcy Court for the Southern District of New York. During the month of January, WorldCom recorded $2.16 billion in revenue versus $2.20 billion in December 2002 and income from continuing operations of $188 million versus a loss of $47 million in December. Net income for January was $155 million versus a net loss of $580 million in December.

January reorganization items were $37 million versus $514 million in December. During the restructuring process, certain business activities will drive one-time costs that will be recognized in the month in which they were incurred. These expenses are expected to fluctuate from month to month as the Company implements its cost reduction plans.

WorldCom ended January with $2.8 billion in cash on hand, an increase of approximately $300 million from the beginning of the month. WorldCom's capital expenditures for the month were $34 million, including $19 million for PP&E and $15 million for related software. January depreciation and amortization was $118 million.

"We still have a lot of work to do, but we are delivering on our 100-day plan," said Michael Capellas, WorldCom chairman and CEO. "Customer service continues at all time highs, we are making solid progress on our cost reduction initiatives, and we are profitable. We remain on track to emerge from Chapter 11 protection later this year."

The financial results discussed in the January 2003 Monthly Operating Report exclude the results of Embratel. Until WorldCom completes a thorough balance sheet evaluation, the Company will not issue a balance sheet or cash flow statement as part of its Monthly Operating Report.

The Monthly Operating Reports are available on WorldCom's Restructuring Information Desk at www.worldcom.com.

Based on current information and a preliminary analysis of its ability to satisfy outstanding liabilities, WorldCom believes that when it emerges from bankruptcy proceedings, its existing WorldCom and Intermedia preferred stock and WorldCom group and MCI group tracking stock issues will have no value.


About WorldCom, Inc.
WorldCom, Inc. (WCOEQ, MCWEQ) is a leading global communications provider,
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delivering advanced communications connectivity to businesses, governments and consumers. With one of the world's most expansive, wholly-owned data networks, WorldCom provides innovative data and Internet services that are the foundation for commerce and communications in today's market. With products such as The Neighborhood built by MCI and the award-winning WorldCom
Connection - the industry's first comprehensive managed voice and data network service - WorldCom continues to lead the industry in converged communications solutions for the 21st century. For more information, go to http://www.worldcom.com.

Forward-Looking Statements
This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to WorldCom's bankruptcy proceedings and matters arising out of pending class-action and other lawsuits and ongoing internal and government investigations relating to the previously announced restatement of its financial results. Other factors that may cause actual results to differ materially from management's expectations include economic uncertainty; the effects of vigorous competition, including price compression; the impact of technological change on our business, alternative technologies, and dependence on availability of transmission facilities; risks of international business; regulatory risks in the United States and internationally; contingent liabilities; uncertainties regarding the collectibility of receivables; risks associated with debt service requirements and our financial leverage; uncertainties associated with the success of acquisitions; and the ongoing war on terrorism. More detailed information about those factors is contained in WorldCom's filings with the Securities and Exchange Commission.

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